EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Henan Jinding Chemicals Co., Ltd. And Subsidiary

We consent to the inclusion in Form 8-K of Sports Source, Inc. pertaining to the Share Exchange Agreement with Henan Jinding Chemicals Co., Ltd. and Subsidiary of our report dated September 21, 2006, relating to the consolidated financial statements of Henan Jinding Chemicals Co., Ltd. and Subsidiary as of and for the years ended March 31, 2006 and 2005.

WEINBERG & COMPANY, P.A. Certified Public Accountants

Boca Raton, Florida October 13, 2006